Exhibit 99.1

NEWS RELEASE
MARKEL CORPORATION
4521 Highwoods Parkway, Glen Allen, VA 23060 P.O. Box 2009, Glen Allen, VA 23058-2009 (804) 747-0136 (800) 446-6671 Fax: (804) 965-1600 www.markelcorp.com

MARKEL REPORTS 2005 FINANCIAL RESULTS

FOR IMMEDIATE RELEASE	CONTACT: BRUCE KAY
TELEPHONE: 804-747-0136

Richmond, VA, January 25, 2006 — Markel Corporation (NYSE - MKL) reported net income of $14.80 per diluted share for the year ended December 31, 2005 compared to $16.41 per diluted share in 2004. The 2005 combined ratio was 101% compared to 96% in 2004. The 2005 combined ratio included $246.3 million of estimated losses, representing 12 points on the combined ratio, related to Hurricanes Katrina, Rita and Wilma (“the 2005 Hurricanes”). The 2004 combined ratio included $79.8 million of estimated losses, representing 4 points on the combined ratio, related to Hurricanes Charley, Frances, Ivan and Jeanne (“the 2004 Hurricanes”). Book value per common share outstanding increased 3% to $174.04 at December 31, 2005 due to comprehensive income of $63.6 million.

Alan I. Kirshner, Chairman and Chief Executive Officer, commented, “While our 2005 results included significant hurricane losses, most of our businesses enjoyed excellent underwriting results. We are never happy to report an underwriting loss; however, we were able to withstand unprecedented catastrophic events and continue to grow book value, even if only modestly. Our portfolio of over 90 specialty products is well positioned to produce strong underwriting margins in 2006.”

Following is a comparison of selected financial data from 2005 and 2004 (in thousands, except per share amounts):

	Year Ended December 31,
	2005	2004
Net income	$147,915	$165,412

Comprehensive income	$63,641	$272,677

Weighted average diluted shares	10,171	10,190

Diluted net income per share	$14.80	$16.41

	December 31, 2005	December 31, 2004
Book value per common share outstanding	$174.04	$168.22

Common shares outstanding	9,799	9,847

The 2005 decrease in diluted net income per share was primarily due to an underwriting loss in 2005 compared to an underwriting profit in 2004, partially offset by higher net investment income and net realized investment gains in 2005 compared to 2004.

Comprehensive income for 2005 was $63.6 million compared to $272.7 million in 2004. The decrease in comprehensive income was primarily due to a decline in the market value of the investment portfolio during 2005 compared to an increase in the market value of the investment portfolio during 2004.

Over the one- and five-year periods ended December 31, 2005, compounded growth in book value per share was 3% and 11%, respectively.

	-Combined Ratio Analysis-
	Year Ended December 31,
	2005	2004
Excess and Surplus Lines	92%	87%
Specialty Admitted	83%	86%
London Insurance Market	126%	117%
Other	NM	NM
Consolidated	101%	96%

NM - Ratio is not meaningful. Further discussion of Other underwriting loss follows.

The combined ratio for the year ended December 31, 2005 included $246.3 million of hurricane losses compared to $79.8 million of hurricane losses included in the 2004 combined ratio. As of September 30, 2005, we had provided for $253.9 million of losses for Hurricanes Katrina and Rita. In October 2005, we incurred additional losses of $64.5 million as a result of Hurricane Wilma. The increase in losses due to Hurricane Wilma was more than offset by favorable development of estimated losses on Hurricanes Katrina and Rita during the fourth quarter of 2005.

In addition to the impact of the higher hurricane losses, the 2005 combined ratio included the previously reported impact of $31.3 million of loss reserve development on asbestos and environmental exposures and related reinsurance bad debt. Improved underwriting performance on other lines of business in 2005 compared to 2004 partially offset the higher hurricane and asbestos and environmental losses. The 2004 combined ratio did not include any loss reserve development on asbestos and environmental reserves.

The Excess and Surplus Lines segment’s combined ratio for the year ended December 31, 2005 was 92% (including 10 points of losses related to the 2005 Hurricanes) compared to 87% (including 2 points of losses related to the 2004 Hurricanes) for the same period of 2004. The impact of the increased hurricane losses during 2005 was partially offset by more favorable development of prior years’ loss reserves during 2005 compared to 2004 primarily in the specified medical and medical malpractice books of business at the Shand Professional/Products Liability unit.

The Specialty Admitted segment’s combined ratio for the year ended December 31, 2005 was 83% (including 5 points of losses on the 2005 Hurricanes) compared to 86% (including 3 points of losses on the 2004 Hurricanes) in 2004. The increased hurricane losses in 2005 were more than offset by lower current year loss ratios and more favorable development of prior years’ loss reserves compared to 2004 primarily in the Markel Specialty Program Insurance unit.

The significant favorable development of prior years’ loss reserves within the Excess and Surplus Lines and Specialty Admitted segments experienced in 2005 was the result of the continuation of positive trends on the 2002 and 2003 accident years and the emergence of similar positive trends on the 2004 accident year. These positive trends are the result of the more favorable rates and terms experienced in those years.

The London Insurance Market segment’s combined ratio for the year ended December 31, 2005 was 126% (including 22 points of losses on the 2005 Hurricanes) compared to 117% (including 7 points of losses on the 2004 Hurricanes) in 2004. The impact of increased hurricane losses in 2005 was offset in part by less adverse development on prior years’ loss reserves compared to 2004. The London Insurance Market segment’s underwriting results for the year ended December 31, 2004 included a $30.0 million increase in prior years’ loss reserves for adverse development on the 1997 to 2001 accident years for U.S. casualty reinsurance, financial institution risks and general and professional liability exposures, most of which are no longer written.

The Other segment produced an underwriting loss of $28.8 million for the year ended December 31, 2005 compared to an underwriting loss of $13.5 million in 2004.(1) The increase in the underwriting loss in 2005 was primarily due to $31.3 million of loss reserve development on asbestos and environmental exposures and related reinsurance bad debt, partially offset by a gain on the sale of Corifrance. The increase in asbestos and environmental reserves was a result of the completion of our annual review of these exposures during the third quarter of 2005. The increase in the allowance for potentially uncollectible reinsurance was required to provide for potential collection disputes with reinsurers and to increase reserves for financially weak or insolvent reinsurers. No adjustments to loss reserves were made as a result of our third quarter 2004 review of asbestos and environmental exposures.

	-Premium Analysis- Year Ended December 31, (Dollars in thousands)
	Gross Written Premiums		Earned Premiums
	2005	2004	2005	2004
Excess and Surplus Lines	$1,439,744	$1,478,210	$1,138,525	$1,146,142
Specialty Admitted	318,717	294,114	291,273	265,671
London Insurance Market	640,986	700,002	507,518	604,070
Other	1,887	46,074	1,145	38,004

Total	$2,401,334	$2,518,400	$1,938,461	$2,053,887

Gross written premiums for the year ended December 31, 2005 declined 5% compared to 2004. This decline was primarily due to increased competition across all segments and lower premium writings at the Investors Brokered Excess and Surplus Lines unit as a result of the re-underwriting and exiting of certain books of business.

Gross premium volume for the year ended December 31, 2005 also declined due to the sale of Corifrance in early 2005. While the increased competition and deterioration in pricing over the past year has impacted our ability to grow premium volume, our commitment to disciplined underwriting remains. As a result, both new and renewal business declined in 2005. Our expectation is that competition in the property and casualty industry will remain strong in 2006.

Net retention of gross premium volume was 82% for the year ended December 31, 2005 compared to 81% in 2004. Net written premiums for 2005 were reduced by $57.6 million of additional reinsurance costs resulting from the 2005 Hurricanes. As a result of these additional reinsurance costs, our net retention of gross premium volume was reduced by 3% for the year ended December 31, 2005. Net written premiums for the year ended December 31, 2004 were reduced by $2.3 million as a result of additional reinsurance costs resulting from the 2004 Hurricanes; however, these costs did not materially impact our 2004 retentions. Before considering the additional reinsurance costs for the 2005 Hurricanes, net retention of gross premium volume for the year ended December 31, 2005 increased compared to 2004 consistent with our strategy to retain more of our profitable business. This increase was primarily due to purchasing less reinsurance in the Excess and Surplus Lines segment during 2005 compared to 2004 and to changes in the mix of premium writings.

Earned premiums for the year ended December 31, 2005 decreased 6% compared to 2004. Earned premiums for 2005 were reduced by $57.6 million of additional reinsurance costs resulting from the 2005 Hurricanes. Earned premiums for 2004 were reduced by $2.3 million as a result of additional reinsurance costs resulting from the 2004 Hurricanes. In addition to the impact of additional reinsurance costs, the decrease in 2005 was also due to lower gross premium volume partially offset by higher retentions compared to 2004.

Net investment income for the year ended December 31, 2005 was $242.0 million compared to $204.0 million in 2004. The increase in 2005 was due to higher invested assets and higher investment yields compared to 2004.

Net realized investment gains for the year ended December 31, 2005 were $19.7 million compared to $4.1 million in 2004. Variability in the timing of realized and unrealized investment gains and losses is to be expected.

Interest expense for the year ended December 31, 2005 was $63.8 million compared to $56.2 million for 2004. The increase was primarily due to the August 2004 issuance of $200 million of 7.35% unsecured senior notes.

The effective tax rate was 20% for 2005 compared to 26% for 2004. The effective tax rate in both years differs from the statutory tax rate of 35% primarily due to tax exempt investment income.

At December 31, 2005, our investment portfolio was $6.6 billion, an increase of 4% from $6.3 billion at December 31, 2004. Net unrealized gains, net of taxes, on fixed maturity and equity investments were $302.5 million at December 31, 2005 compared to $377.1 million at December 31, 2004. Equity securities were $1.4 billion, or 21%, of our total investment portfolio at December 31, 2005 compared to $1.3 billion, or 21%, of our total investment portfolio at December 31, 2004.

Net cash provided by operating activities was $551 million for the year ended December 31, 2005 compared to $691 million for 2004. The decrease in operating cash flows is partially the result of claims paid on the 2005 Hurricanes.

This is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. It also contains general cautionary statements regarding our business, estimates and management assumptions. Future actual results may materially differ from those in these statements because of many factors. Among other things, we are performing an analysis of the modeling tools and underwriting guidelines and procedures we use to underwrite catastrophe exposed business; the results of this analysis may reduce, possibly significantly, our writings in certain classes of our catastrophe exposed business. Gross and net loss estimates related to the 2005 Hurricanes are based upon preliminary and incomplete information related to covered exposures and assumptions about how coverage applies. As actual losses are reported and as specific reinsurers are associated with those losses, both gross and net losses for the 2005 Hurricanes may change significantly. The costs and availability of reinsurance may impact our ability to write certain lines of business. Our anticipated premium volume is based on current knowledge and assumes no significant man-made or natural catastrophes, no significant changes in products or personnel and no adverse changes in market conditions. We are legally required in certain instances to offer terrorism insurance and have attempted to manage our exposure; however, in the event of a covered terrorist attack, we could sustain material losses. The impact of the events of September 11, 2001 will depend on the number of insureds and reinsureds affected by the events, the amount and timing of losses incurred and reported and questions of how coverage applies. Changing legal and social trends and inherent uncertainties (including but not limited to those uncertainties associated with our asbestos and environmental reserves) in the loss estimation process can adversely impact the adequacy of loss reserves and the allowance for reinsurance recoverables. In addition, industry and economic conditions can affect the ability and/or willingness of reinsurers to pay balances due. We continue to closely monitor our London Insurance Market operations, reinsurance programs and exposures and discontinued lines. We also continue to closely monitor claims processing and development patterns and loss reserve adequacy at our Investors Brokered Excess and Surplus Lines unit. Adverse experience in these areas could lead to additional charges. Regulatory actions can impede our ability to charge adequate rates and efficiently allocate capital. Economic conditions, volatility in interest and foreign exchange rates and concentration of investments can have a significant impact on the market value of fixed maturity and equity investments as well as on the carrying value of other assets and liabilities.

Our premium volume and underwriting and investment results have been and will continue to be potentially materially affected by these factors. Additional factors that could affect our business are discussed in our reports on Forms 8-K, 10-Q and 10-K. By making these forward-looking statements, we are not intending to become obligated to publicly update or revise any forward-looking statements whether as a result of new information, future events or other changes. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as at their dates.

The conference call, which will involve discussion of our financial results and may include forward-looking information, will be held Thursday, January 26, 2006 at approximately 10:30 a.m. Eastern Time. Any person interested in listening to the call, or a replay of the call, which will be available approximately two hours after the conclusion of the call until Friday, February 3, 2006, should contact Markel’s Investor Relations Department at 804-747-0136. Investors, analysts and the general public may also listen to the call free over the Internet through Markel Corporation’s web site, www.markelcorp.com. A replay of the call will also be available on this web site until Friday, February 3, 2006.

(1)	We believe that a successful insurance business must produce an underwriting profit, and we evaluate and manage our operations on that basis. Some of the information in this release, in particular underwriting profit and loss, is considered a non-GAAP financial measure. A reconciliation of this measure (segment profit or loss) to operating income is set forth in Segment Reporting Disclosures below.

* * * * * * * *

We market and underwrite specialty insurance products and programs to a variety of niche markets. In each of these markets, we seek to provide quality products and excellent customer service so that we can be a market leader. Our financial goals are to earn consistent underwriting profits and superior investment returns to build shareholder value.

MARKEL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income

	Year Ended December 31,
	2005	2004
	(dollars in thousands, except per share data)
OPERATING REVENUES
Earned premiums	$1,938,461	$2,053,887
Net investment income	241,979	204,032
Net realized investment gains	19,708	4,139

Total Operating Revenues	2,200,148	2,262,058

OPERATING EXPENSES
Losses and loss adjustment expenses	1,299,983	1,308,343
Underwriting, acquisition and insurance expenses	650,323	673,450

Total Operating Expenses	1,950,306	1,981,793

Operating Income	249,842	280,265
Interest expense	63,842	56,220

Income Before Income Taxes	186,000	224,045
Income tax expense	38,085	58,633

Net Income	$147,915	$165,412

OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized gains (losses) on securities, net of taxes:
Net holding gains (losses) arising during the period	$(61,755)	$108,945
Less reclassification adjustments for gains included in net income	(12,810)	(2,690)

Net unrealized gains (losses)	(74,565)	106,255
Currency translation adjustments, net of taxes	(9,709)	1,010

Total Other Comprehensive Income (Loss)	(84,274)	107,265

Comprehensive Income	$63,641	$272,677

NET INCOME PER SHARE
Basic	$15.05	$16.79
Diluted	$14.80	$16.41

Selected Data (dollars and shares in thousands, except per share data)	December 31, 2005	December 31, 2004
Total investments and cash	$6,574,150	$6,316,747
Reinsurance recoverable on paid and unpaid losses	1,915,611	1,756,022
Goodwill	339,717	339,717
Unpaid losses and loss adjustment expenses	5,863,677	5,482,367
Unearned premiums	993,737	1,026,296
Convertible notes payable	98,891	94,817
Senior long-term debt	608,945	610,260
8.71% Junior Subordinated Debentures	141,045	150,000
Total shareholders’ equity	1,705,433	1,656,503
Book value per share	$174.04	$168.22
Common shares outstanding	9,799	9,847

Markel Corporation

Segment Reporting Disclosures

For the Twelve Months Ended December 31, 2005 and 2004

Segment Gross Written Premiums

	Year Ended December 31,
(dollars in thousands)	2005	2004
Excess and Surplus Lines	$1,439,744	$1,478,210
Specialty Admitted	318,717	294,114
London Insurance Market	640,986	700,002
Other	1,887	46,074

Consolidated	$2,401,334	$2,518,400

Segment Net Written Premiums

	Year Ended December 31,
(dollars in thousands)	2005	2004
Excess and Surplus Lines	$1,160,948	$1,156,044
Specialty Admitted	299,665	276,363
London Insurance Market	510,836	580,730
Other	1,145	37,247

Consolidated	$1,972,594	$2,050,384

Segment Revenues

	Year Ended December 31,
(dollars in thousands)	2005	2004
Excess and Surplus Lines	$1,138,525	$1,146,142
Specialty Admitted	291,273	265,671
London Insurance Market	507,518	604,070
Investing	261,687	208,171
Other	1,145	38,004

Consolidated	$2,200,148	$2,262,058

Reconciliation of Segment Profit (Loss) to Consolidated Operating Income

	Year Ended December 31,
(dollars in thousands)	2005	2004
Excess and Surplus Lines	$96,180	$147,550
Specialty Admitted	50,261	37,943
London Insurance Market	(129,491)	(99,907)
Investing	261,687	208,171
Other	(28,795)	(13,492)

Consolidated	$249,842	$280,265

Combined Ratios

	Year Ended December 31,
	2005	2004
Excess and Surplus Lines	92%	87%
Specialty Admitted	83%	86%
London Insurance Market	126%	117%
Other	NM	NM

Consolidated	101%	96%

NM - Ratio is not meaningful.

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